Exhibit 10.1

ACT TELECONFERENCING, INC.

                    , 2005

_________________

___________________

ACT Teleconferencing, Inc.

1526 Cole Boulevard, Suite 250

Golden, CO 80401

Dear             :

As you know, the Company does not have a formal severance policy. However, we recognize that you are currently experiencing some uncertainty about your employment in the event a change in control of the Company occurs. In return for your continued best efforts to fulfill your duties as periodically assigned to you by the Board, the Company will provide you a severance package that will become available to you if there is a change in control of the Company and if, during the twelve month period following the change in control, you are demoted, required to move to a location outside the six county Denver metro area (Adams, Arapahoe, Boulder, Denver, Douglas and Jefferson counties) or your employment is involuntarily terminated. The date of your demotion, notice of relocation, or involuntary termination is referred to in this letter as the “Effective Date.”

The severance package will include the following:

1. A lump sum severance payment to you in an amount equal to nine months of salary at your then current base rate, which will be paid to you within thirty days following the Effective Date.

2. An additional lump sum equal to the number of years you were employed by the Company through the Effective Date multiplied by your then current monthly salary, payable within 90 days following the Effective Date. This applies to full years of service calculated on the anniversary date of your first day of employment by the Company or by any of its subsidiaries, including prior employment by a subsidiary acquired by the Company.

3. Any additional compensation for which you are eligible under any then-existing bonus or wage-based incentive plan, with the amount payable to you prorated for the number of months of the period to which the bonus or incentive plan is applicable, payable within 90 days of the Effective Date.

4. The vesting of any stock options that were granted to you prior to the Effective Date will accelerate by one year as of the Effective Date.

These payments are in addition to any accrued salary or vacation pay to which you are entitled as of the Effective Date. All payments will continue to be subject to customary payroll and withholding taxes. The Company will cooperate with you to facilitate the continuation of your health insurance coverage under the federal COBRA law and to obtain other benefits that are portable as of the Effective Date; however, all such continuing coverage will be at your sole expense.

For the purpose of this agreement, “change in control” means that (a) an individual, entity, or group, which presently owns less than 5% of the Company’s issued and outstanding common stock, becomes the owner of more than 20% of its issued and outstanding common stock, whether by purchase of new shares from the Company, the acquisition of shares from other shareholders privately or through the public market, or the exercise of warrants or other rights; or (b) there is a change in composition of the current Board of Directors, such that the majority of the Board is comprised of directors who are not currently serving on the Board.

Please indicate your consent to this arrangement by promptly signing and delivering a copy of this letter to Gene Warren’s office and a photocopy or fax to Bill Campbell at Faegre & Benson. Thank you very much.

The Board is working hard to identify and pursue a financial or strategic transaction that will be of benefit to its shareholders, employees, vendors, and customers. We look forward to working with you toward this objective.

Very truly yours,

Mack V. Traynor
Chairman of the Board

Signature of Officer

Date